As filed with the Securities and Exchange Commission on December 1, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Holly Energy Partners, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	20-0833098
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6915
(214) 871-3555
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Denise C. McWatters
Vice President, General Counsel and Secretary
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6915
(214) 871-3555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Glen J. Hettinger
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
(214) 855-8000
(214) 855-8200 (Fax)
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Amount of
Title of Each Class of	Amount to be	Offering Price per	Proposed Maximum	Registration
Securities to be Registered	Registered	Unit(1)	Aggregate Offering Price(1)	Fee
Common units representing limited partner interests	1,373,609	$36.61	$50,287,825.49	$2,806.06

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act 1933. The price per unit and aggregate offering prices for the units registered hereby are calculated on the basis of $36.61, which is the average of the high and low prices reported on the New York Stock Exchange on November 23, 2009.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Securities may not be sold pursuant to this prospectus until a registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2009
PROSPECTUS
1,373,609 Common Units
Holly Energy Partners, L.P.
     This prospectus relates to up to 1,373,609 common units representing limited partner interests in Holly Energy Partners, L.P., which may be offered for sale by the selling unitholder named in this prospectus. The selling unitholder acquired the common units in connection with our acquisition of tankage, loading racks and pipeline assets from the selling unitholder. We are registering the offer and sale of common units to satisfy registration rights we granted to the selling unitholder. We are writing this prospectus as if our acquisition of assets from the selling unitholder has already been completed. There is no assurance that the transaction will be completed. If the transaction is not completed, the registration statement of which this prospectus forms a part will be withdrawn.
     We are not selling any common units under this prospectus and will not receive any proceeds from the sale of common units by the selling unitholder. The common units to which this prospectus relates may be offered and sold from time to time directly by the selling unitholder or alternatively through underwriters or broker-dealers or agents. The common units may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. The selling unitholder will be responsible for any underwriting fees, discounts and commissions due to underwriters, brokers, dealers or agents. We will be responsible for all other offering expenses.
     You should carefully read this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” and the “Incorporation of Certain Documents by Reference” sections of this prospectus for information about us and our financial statements.
     Our common units are listed on the New York Stock Exchange under the symbol “HEP.” On November 30, 2009, the last reported sale price of our common units on the New York Stock Exchange was $36.70 per unit.
     Investing in our common units involves risks. Limited partnerships are inherently different from corporations. Please read carefully the section entitled “Risk Factors” beginning on page 6 of this prospectus as well as the risk factors in the documents incorporated by reference herein and in any applicable prospectus supplement before you make an investment in our common units.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated December 1, 2009.

     You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the selling unitholder have authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this prospectus, the selling unitholder may sell the common units described in this prospectus in one or more offerings. This prospectus may be supplemented from time to time to add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
     All references in this prospectus or any accompanying prospectus supplement to “Holly Energy Partners,” “we,” “us,” “our” or similar terms are to Holly Energy Partners, L.P. or to Holly Energy Partners, L.P. and its subsidiaries collectively, as the context requires.
WHO WE ARE
     Holly Energy Partners, L.P. is a Delaware limited partnership engaged principally in the business of operating a system of refined product and crude oil pipelines, storage tanks, distribution terminals and loading rack assets in west Texas, New Mexico, Utah, Oklahoma, Arizona, Idaho and Washington. We generate revenues by charging tariffs for transporting refined product and crude oil through our pipelines and by charging fees for terminalling refined products and other hydrocarbons, and storing and providing other services at our terminals. We do not take ownership of products that we transport or terminal, and therefore, we are not directly exposed to changes in commodity prices. We serve refineries of Holly Corporation in New Mexico, Oklahoma and Utah under four long-term pipeline, throughput, tankage and/or terminal agreements with Holly Corporation. The first of these agreements relates to the pipelines and terminals contributed to us by Holly Corporation at the time of our initial public offering and expires in 2019. The second of these agreements relates to the intermediate pipelines acquired from Holly Corporation in July 2005 that serve Holly Corporation’s Lovington and Artesia, New Mexico refinery facilities and, as amended, expires in 2024. The third agreement relates to the crude pipelines and tankage assets acquired from Holly Corporation in February 2008 and expires in 2023. The fourth agreement relates to the truck and rail loading/unloading facilities located at Holly Corporation’s Tulsa, Oklahoma refinery and expires in 2024. Holly Corporation controls our general partner and owns a 36.5% interest in us (before the issuance of the units offered hereby to the selling unitholder), including the 2% general partner interest. We also serve Alon USA, Inc.’s, or Alon’s, Big Spring Refinery in Texas under a pipelines and terminals agreement expiring 2020.
     Our principal executive offices are located at 100 Crescent Court, Suite 1600, Dallas, Texas 75201-6915 and our telephone number is (214) 871-3555.

WHERE YOU CAN FIND MORE INFORMATION
     This prospectus, including any documents incorporated herein by reference, constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules, and the documents incorporated herein by reference, for further information about our partnership and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules, and the documents incorporated herein by reference, are on file at the offices of the SEC and may be inspected without charge.
     We file annual, quarterly and current reports and other information with the SEC (File No. 001-32225) pursuant to the Securities Exchange Act of 1934, which we refer to as the Exchange Act. You may read and copy any documents that are filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings are also available to the public through the SEC’s website at http://www.sec.gov.
     Our website is located at www.hollyenergypartners.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available free of charge through our website as soon as reasonably practicable after those reports or filings are electronically filed or furnished to the SEC. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:
•	our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on February 17, 2009;

•	our Annual Report on Form 10-K/A for the year ended December 31, 2008, as filed with the SEC on May 1, 2009;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009, and September 30, 2009 as filed with the SEC on April 30, 2009, July 31, 2009 and October 30, 2009, respectively;

•	our Current Reports on Form 8-K filed with the SEC on each of January 7, 2009, May 6, 2009, June 5, 2009, August 6, 2009, October 21, 2009 and November 3, 2009 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•	the description of our common units contained in our registration statement on Form 8-A filed with the SEC on June 21, 2004, and any subsequent amendment thereto filed for the purpose of updating such description.
     These reports contain important information about us, our financial condition and our results of operations.
     All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) before the termination of each offering under this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this document, other than exhibits to documents not specifically described above. Requests for such documents should be directed to:
Secretary
Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6915
(214) 871-3555

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and some of the documents we incorporate by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:
•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	the successful acquisition of the tankage, loading racks and pipeline assets from the selling unitholder;

•	the successful closing of the UNEV pipeline transaction and the future performance of such asset;

•	the grant to us of an option to purchase, and our exercise of such option, with respect to Holly Corporation’s recently constructed pipeline from Centurion Pipeline, L.P.’s Slaughter station in west Texas to Lovington, New Mexico, a pipeline project that connects our Artesia crude gathering system to Holly Corporation’s Lovington facility, and the performance of such assets;

•	the economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to successfully purchase and integrate additional operations in the future;

•	our ability to complete previously announced pending or contemplated acquisitions and dispositions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties set forth in Item 1A “Risk Factors” in our 2008 Annual Report on Form 10-K and the other documents incorporated by reference herein.

     Cautionary statements identifying important factors that could cause actual results to differ materially from our expectations are set forth in this prospectus, including without limitation, the forward-looking statements that are referred to above. When considering forward-looking statements, you should keep in mind the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 in “Risk Factors.” All forward-looking statements included in this prospectus and all subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS
     An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and those that may be included in any applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.
     If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay distributions on our common units may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.
     You should consider carefully the risks below together with all of the other information included in, or incorporated by reference into, this prospectus before deciding whether to invest in our securities.
We depend on Holly Corporation and particularly its Navajo Refinery for a majority of our revenues; if those revenues were significantly reduced or if Holly Corporation’s financial condition materially deteriorated, there would be a material adverse effect on our results of operations.
     For the year ended December 31, 2008, Holly Corporation accounted for 72% of the revenues of our petroleum product and crude pipelines and 70% of the revenues of our terminals and truck loading racks. We expect to continue to derive a majority of our revenues from Holly Corporation for the foreseeable future, and the percentage of revenues from Holly Corporation are expected to increase following the acquisition of the tankage, loading racks and pipeline assets from the selling unitholder and the disposition of our interest in the Rio Grande Pipeline Company. If Holly Corporation satisfies only its minimum obligations under the four pipeline, tankage and/or terminal agreements we entered into with Holly Corporation or is unable to meet its minimum annual payment commitment for any reason, including due to prolonged downtime or a shutdown at the Navajo Refinery, the Woods Cross Refinery or the Tulsa Refinery, our revenues and cash flow would decline.
     Any significant curtailing of production at the Navajo Refinery could, by reducing throughput in our pipelines and terminals, result in our realizing materially lower levels of revenues and cash flow for the duration of the shutdown. For the year ended December 31, 2008, production from the Navajo Refinery accounted for 67% of the throughput volumes transported by our refined product and crude pipelines. The Navajo Refinery also received 100% of the petroleum products shipped on our intermediate pipelines. Operations at the Navajo Refinery could be partially or completely shut down, temporarily or permanently, as the result of:
•	competition from other refineries and pipelines that may be able to supply the refinery’s end-user markets on a more cost-effective basis;

•	operational problems such as catastrophic events at the refinery, labor difficulties or environmental proceedings or other litigation that compel the cessation of all or a portion of the operations at the refinery;

•	planned maintenance or capital projects;

•	increasingly stringent environmental laws and regulations, such as the U.S. Environmental Protection Agency’s gasoline and diesel sulfur control requirements that limit the concentration of sulfur in motor gasoline and diesel fuel for both on-road and non-road usage as well as various state and federal emission requirements that may affect the refinery itself and potential future climate change regulations;

•	an inability to obtain crude oil for the refinery at competitive prices; or

•	a general reduction in demand for refined products in the area due to:
•	a local or national recession or other adverse economic condition that results in lower spending by businesses and consumers on gasoline and diesel fuel;

•	higher gasoline prices due to higher crude oil prices, higher taxes or stricter environmental laws or regulations; or

•	a shift by consumers to more fuel-efficient or alternative fuel vehicles or an increase in fuel economy, whether as a result of technological advances by manufacturers, legislation either mandating or encouraging higher fuel economy or the use of alternative fuel or otherwise.
     The magnitude of the effect on us of any shutdown would depend on the length of the shutdown and the extent of the refinery operations affected by the shutdown. We have no control over the factors that may lead to a shutdown or the measures Holly Corporation may take in response to a shutdown. Holly Corporation makes all decisions at the Navajo Refinery concerning levels of production, regulatory compliance, refinery turnarounds (planned shutdowns of individual process units within a refinery to perform major maintenance activities), labor relations, environmental remediation, emission control and capital expenditures; is responsible for all related costs; and is under no contractual obligation to us to maintain operations at the Navajo Refinery.
     Furthermore, Holly Corporation’s obligations under our four pipeline, tankage and/or terminal agreements with Holly Corporation, would be temporarily suspended during the occurrence of a force majeure that renders performance impossible with respect to an asset for at least 30 days. If such an event were to continue for a year, we or Holly Corporation could terminate the agreements. The occurrence of any of these events could reduce our revenues and cash flows.
We depend on Alon and particularly its Big Spring Refinery for a substantial portion of our revenues; if those revenues were significantly reduced, there would be a material adverse effect on our results of operations.
     For the year ended December 31, 2008, Alon accounted for 16% of the combined revenues of our petroleum product and crude pipelines and of our terminals and truck loading racks, including revenues we received from Alon under a capacity lease agreement.
     On February 18, 2008, Alon experienced an explosion and fire at its Big Spring Refinery that resulted in the shutdown of production. In early April 2008, Alon reopened its Big Spring Refinery and resumed production at one-half of refinery capacity until late September when production was restored to full capacity. Lost production and reduced operations attributable to this incident resulted in a significant decrease in third party shipments and related revenues on our refined product pipelines during the first nine months of 2008. As a result of related contractual minimum commitments and resulting shortfall billings, the incidents did not materially affect our distributable cash flow.
     Another decline in production at Alon’s Big Spring Refinery would materially reduce the volume of refined products we transport and terminal for Alon. As a result, our revenues would be materially adversely affected. The Big Spring Refinery could partially or completely shut down its operations, temporarily or permanently, due to factors affecting its ability to produce refined products or for planned maintenance or capital projects. Such factors would include the factors discussed above under the discussion of risk factors for the Navajo Refinery.
     The magnitude of the effect on us of any shutdown depends on the length of the shutdown and the extent of the refinery operations affected. We have no control over the factors that may lead to a shutdown or the measures Alon may take in response to a shutdown. Alon makes all decisions and is responsible for all costs at the Big Spring Refinery concerning levels of production, regulatory compliance, refinery turnarounds, labor relations, environmental remediation, emission control, and capital expenditures.

     In addition, under the Alon pipelines and terminals agreement, if we are unable to transport or terminal refined products that Alon is prepared to ship, then Alon has the right to reduce its minimum volume commitment to us during the period of interruption. If a force majeure event occurs beyond the control of either of us, we or Alon could terminate the Alon pipelines and terminals agreement after the expiration of certain time periods. The occurrence of any of these events could reduce our revenues and cash flows.
Our leverage may limit our ability to borrow additional funds, comply with the terms of our indebtedness or capitalize on business opportunities.
     As of September 30, 2009, the principal amount of our total outstanding debt was $430.0 million. Our results of operations, cash flows and financial position could be adversely affected by significant increases in interest rates above current levels. Various limitations in our Credit Agreement and the indentures for our outstanding 6 1/4 % senior notes due 2015 may reduce our ability to incur additional debt, to engage in some transactions and to capitalize on business opportunities. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.
     Our leverage could have important consequences. We will require substantial cash flow to meet our payment obligations with respect to our indebtedness. Our ability to make scheduled payments, to refinance our obligations with respect to our indebtedness or our ability to obtain additional financing in the future will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors. We believe that we will have sufficient cash flow from operations and available borrowings under our Credit Agreement to service our indebtedness. However, a significant downturn in our business or other development adversely affecting our cash flow could materially impair our ability to service our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to refinance all or a portion of our debt or sell assets. We cannot assure you that we would be able to refinance our existing indebtedness at maturity or otherwise or sell assets on terms that are commercially reasonable.
     The instruments governing our debt contain restrictive covenants that may prevent us from engaging in certain beneficial transactions. The agreements governing our debt generally require us to comply with various affirmative and negative covenants including the maintenance of certain financial ratios and restrictions on incurring additional debt, entering into mergers, consolidations and sales of assets, making investments and granting liens. Additionally, our contribution agreements with Alon, and our purchase and contribution agreements with Holly Corporation with respect to the intermediate pipelines and the crude pipelines and tankage assets, restrict us from selling the pipelines and terminals acquired from Alon or Holly Corporation, as applicable, and from prepaying more than $30.0 million of our outstanding 6 1/4 % senior notes due 2015 until 2015 and any of the $171.0 million borrowed under the Credit Agreement for the purchase of the crude pipelines and tankage assets until 2018, subject to certain limited exceptions. Our leverage may adversely affect our ability to fund future working capital, capital expenditures and other general partnership requirements, future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness. Our leverage may also make our results of operations more susceptible to adverse economic and industry conditions by limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and may place us at a competitive disadvantage as compared to our competitors that have less debt.
We may not be able to obtain funding on acceptable terms or at all because of volatility and uncertainty in the credit and capital markets. This may hinder or prevent us from meeting our future capital needs.
     While the domestic capital markets have shown signs of improvement in 2009, global financial markets and economic conditions have been, and continue to be, disrupted and volatile due to a variety of factors, including significant write-offs in the financial services sector, declining consumer confidence, increased unemployment, geopolitical issues, and the current weak economic conditions. In addition, the fixed income markets have experienced periods of extreme volatility which negatively impacted market liquidity conditions. As a result, the cost of raising money in the debt and equity capital markets has increased volatility, while the availability of funds from those markets has diminished significantly at times. In particular, as a result of concerns about the stability of financial markets generally and the solvency of lending counterparties specifically, the cost of obtaining money from the credit markets generally may increase as many lenders and institutional investors increase interest rates, enact tighter lending standards, refuse to refinance existing debt on similar terms or at all and reduce, or in some cases cease, to provide funding to borrowers. In addition, lending counterparties under existing revolving credit facilities and other debt instruments may be unwilling or unable to meet their funding obligations. Due to these factors, we cannot be certain that new debt or equity financing will be available on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due. Moreover, without adequate funding, we may be unable to execute our growth strategy, complete future acquisitions or announced and future pipeline construction projects, take advantage of other business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our revenues and results of operations.
We may not be able to fully execute our growth strategy if we encounter illiquid capital markets or increased competition for investment opportunities.
     Our strategy contemplates growth through the development and acquisition of crude, intermediate and refined products transportation and storage assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance our ability to compete effectively and diversifying our asset portfolio, thereby providing more stable cash flow. We regularly consider and enter into discussions regarding, and are currently contemplating and/or pursuing, potential joint ventures, stand alone projects or other transactions that we believe will present opportunities to realize synergies, expand our role in our chosen businesses and increase our market position.
     We will require substantial new capital to finance the future development and acquisition of assets and businesses. Any limitations on our access to capital will impair our ability to execute this strategy. If the cost of such capital becomes too expensive, our ability to develop or acquire accretive assets will be limited. We may not be able to raise the necessary funds on satisfactory terms, if at all. The primary factors that influence our cost of equity include market conditions, fees we pay to underwriters and other offering costs, which include amounts we pay for legal and accounting services. The primary factors influencing our cost of borrowing include interest rates, credit spreads, covenants, underwriting or loan origination fees and similar charges we pay to lenders.
     In addition, we are experiencing increased competition for the types of assets and businesses we have historically purchased or acquired. Increased competition for a limited pool of assets could result in our losing to other bidders more often or acquiring assets at less attractive prices. Either occurrence would limit our ability to fully execute our growth strategy. Our inability to execute our growth strategy may materially adversely affect our ability to maintain or pay higher distributions in the future.

USE OF PROCEEDS
     The common units to be offered and sold using this prospectus will be offered and sold by the selling unitholder named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of such common units.

DESCRIPTION OF OUR COMMON UNITS
General
     Our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., as amended, which we refer to as our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to cash distributions, please carefully review this section and the section “Cash Distribution Policy” in this prospectus.
     Our outstanding common units are listed on the New York Stock Exchange, or NYSE, under the symbol “HEP.”
     The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.
Number of Units
     As of November 6, 2009, we had outstanding 19,767,400 common units (before the issuance of the units offered hereby to the selling unitholder) and 937,500 Class B subordinated units which were issued to Alon in connection with the acquisition of certain pipelines, terminals and related assets. See “—Subordinated Units.” There is currently no established public trading market for our Class B subordinated units. Unless otherwise noted or the context otherwise requires, we refer to our Class B subordinated units as the subordinated units and our common units and Class B subordinated units collectively as our units.
Status as Limited Partner or Assignee
     Except as described below under “—Limited Liability,” the common units are fully paid, and unitholders are not required to make additional capital contributions to us.
Limited Liability
     Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would additionally extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.
     Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.
     For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from our partnership agreement.
     We conduct business in seven states. We may conduct business in other states in the future. Maintenance of our limited liability as a limited partner of our operating partnership may require compliance with legal requirements in the jurisdictions in which our operating partnership conducts business, including qualifying our subsidiaries to do business there.
     Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our limited partner interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right of, or exercise of the right by, the limited partners as a group, to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Voting Rights
     Our general partner manages and operates us. Unlike the holders of common stock in a corporation, the holders of our units have only limited voting rights on matters affecting our business. They have no right to elect our general partner, or the directors of our general partner, on an annual or other continuing basis. On those matters that are submitted to a vote of unitholders, each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes.
     Unitholders will not have voting rights except with respect to the following matters which require the unitholder vote specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the outstanding units.
     In voting their units, the general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us and the limited partners.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority.

Amendment of the partnership agreement of our operating partnership and other action taken by us as a limited partner of the operating partnership	Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Dissolution of our partnership	Unit majority.

Reconstitution of our partnership upon dissolution	Unit majority.

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates.

Withdrawal of the general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2014 in a manner which would cause a dissolution of our partnership.

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2014.

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of the general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to June 30, 2014.

Transfer of ownership interests in the general partner	No approval required at any time.
Transfer of Common Units
     The purchase of any common units offered by this prospectus and any prospectus supplement is accomplished through the completion, execution and delivery of a transfer application. Additionally, any later transfers of common units will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, a purchaser or transferee of common units:
•	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in our partnership;

•	agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

•	represents that such transferee has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.
     An assignee will become a substituted limited partner of our partnership for the transferred common units upon admission by our general partner and the recording of the name of the assignee on our books and records. Our general partner intends to admit assignees as substituted limited partners on a quarterly basis.
     A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
     Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:
•	the right to assign the common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.
     Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:
•	will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and may not receive some federal income tax information or reports furnished to record holders of common units.
     The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Reports and Records
     As soon as practicable, but in no event later than 120 days after the close of each fiscal year, our general partner will furnish or make available to each unitholder of record (as of a record date selected by our general partner) an annual report containing our audited financial statements and a report on those financial statements by our independent public accountants. These financial statements will be prepared in accordance with generally accepted accounting principles. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.
     We will also furnish each unitholder of record with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

     A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:
•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.
     Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.
Subordinated Units
     Our subordinated units were created by Amendment No. 1 to our partnership agreement and issued to Alon USA, Inc. on February 28, 2005 as partial consideration for certain pipelines, terminals and related assets acquired by us from Alon. Our subordinated units are a separate class of limited partner interests in our partnership, and the rights of holders of subordinated units to participate in distributions to partners differ from, and are subordinated to, the rights of the holders of our common units. During the subordination period, (i) our subordinated units will not be entitled to receive any distributions until our common units have received the minimum quarterly distribution plus any arrearages from prior quarters and (ii) distributions to Alon with respect to the subordinated units will be suspended if Alon defaults on its payments due us pursuant to its minimum volume commitment under our pipelines and terminals agreement with Alon.
     The subordination period with respect to the subordinated units will terminate on the first day of any quarter beginning after March 31, 2010 if Alon has not defaulted on its minimum volume commitment payment obligations under the pipelines and terminals agreement it entered into with us, subject to certain conditions. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages once the subordination period has ended.
     The 7,000,000 subordinated units that we issued to Holly as part of our initial public offering in 2004 converted into 7,000,000 common units on August 18, 2009 pursuant to the terms of our partnership agreement.

CASH DISTRIBUTION POLICY
Distributions of Available Cash
     General. Our partnership agreement provides that we will distribute all of our available cash to unitholders of record on the applicable record date within 45 days after the end of each quarter.
     Definition of Available Cash. Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter:
•	less the amount of cash reserves established by our general partner to:
•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;
plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.
Operating Surplus and Capital Surplus
     General. All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We distribute available cash from operating surplus differently than available cash from capital surplus.
     Definition of Operating Surplus. Operating surplus for any period generally means:
•	our cash balance on the closing date of our initial public offering; plus

•	$10.0 million (as described below); plus

•	all of our cash receipts after the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of our operating expenditures after the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures.
     Definition of Capital Surplus. Generally, capital surplus will be generated only by:
•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•	sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.
     Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $10.0 million in addition to our cash balance on July 13, 2004, the closing date of our initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $10.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus.
Subordination Period
     General. During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. As described in the section “Description of Our Common Units—Subordinated Units,” our subordinated units are subject to additional possible restrictions on cash distributions. The purpose of the subordinated units is to increase the likelihood that during the subordination period there is available cash to be distributed on the common units.
     Definition of Subordination Period. The subordination period for the subordinated units commenced upon the issuance of the subordinated units and generally extends until the first day of any quarter beginning after March 31, 2010 provided that no Alon event of default in respect of payments due under Alon’s pipelines and terminals agreement existed with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date.
     Effect of Expiration of the Subordination Period. Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by the general partner and its affiliates are not voted in favor of such removal:
•	the subordination period for our subordinated units will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.
Distributions of Available Cash from Operating Surplus during the Subordination Period
     We make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:
•	First, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below;
provided, however, that distributions on the subordinated units may be suspended or reduced if Alon defaults on its payments due us pursuant to its minimum volume commitment under the Alon pipelines and terminals agreement.
Distributions of Available Cash from Operating Surplus after the Subordination Period
     We make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:
•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.
Incentive Distribution Rights
     Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.
     If for any quarter:
•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;
then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:
•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.55 per unit for that quarter (the “first target distribution”);

•	Second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.625 per unit for that quarter (the “second target distribution”);

•	Third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.75 per unit for that quarter (the “third target distribution”); and

•	Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.
     In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred its incentive distribution rights.

Percentage Allocations of Available Cash from Operating Surplus
     The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution—Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume the general partner has not transferred its incentive distribution rights.

	Total Quarterly	Marginal Percentage Interest
	Distribution	in Distributions
	Target Amount	Unitholders	General Partner

Minimum Quarterly Distribution	$0.50	98%	2%
First Target Distribution	up to $0.55	98%	2%
Second Target Distribution	above $0.55 up to $0.625	85%	15%
Third Target Distribution	above $0.625 up to $0.75	75%	25%
Thereafter	above $0.75	50%	50%
Distributions from Capital Surplus
     How Distributions from Capital Surplus Are Made. We will make distributions of available cash from capital surplus, if any, in the following manner:
•	First, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to the initial public offering price;

•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.
     Effect of a Distribution from Capital Surplus. The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels are reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.
     Once we distribute capital surplus on a unit equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to the general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels
     In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:
•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the number of common units into which a subordinated unit is convertible.
     For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.
     In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.
Distributions of Cash Upon Liquidation
     General. If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
     The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.
     Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:
•	First, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	Third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	Fourth, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

•	Fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

•	Sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence; and

•	Thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.
     The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.
     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.
     Manner of Adjustments for Losses. If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to the general partner and the unitholders in the following manner:
•	First, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	Second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	Thereafter, 100% to the general partner.
     If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.
     Adjustments to Capital Accounts. We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL PROVISIONS OF OUR PARTNERSHIP AGREEMENT
     The following is a summary of the material provisions of our partnership agreement. Our partnership agreement has been filed with the SEC. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:
•	distributions of our available cash are described under “Cash Distribution Policy”;

•	allocations of taxable income and other matters are described under “Material Tax Consequences”;

•	rights of holders of common units are described under “Description of Our Common Units”; and

•	fiduciary duties of our general partner are described under “Conflicts of Interest and Fiduciary Duties.”
Purpose
     Our purpose under our partnership agreement is to serve as the limited partner of our operating partnership and to engage in any business activities that may be engaged in by our operating partnership or that are approved by our general partner. The partnership agreement of our operating partnership provides that the operating partnership may, directly or indirectly, engage in (i) its operations as conducted immediately before our initial public offering, (ii) any other activity approved by the general partner but only to the extent that the general partner determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or (iii) any activity that enhances the operations of an activity that is described in clause (i) or (ii).
Power of Attorney
     Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, our partnership agreement.
Reimbursements of Our General Partner
     Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.
Issuance of Additional Securities
     Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions determined by our general partner in its sole discretion without the approval of the unitholders.
     We may issue an unlimited number of common units as follows:
•	upon conversion of the subordinated units;

•	under employee benefit plans;

•	upon conversion of the general partner interest and incentive distribution rights as a result of a withdrawal or removal of the general partner;

•	in connection with the conversion of units of equal rank with the common units into common units under certain circumstances;

•	in the event of a combination or subdivision of common units;

•	in connection with an acquisition or a capital improvement that increases cash flow from operations per unit on an estimated pro forma basis;

•	if the proceeds of the issuance are used to repay indebtedness the cost of which to service is greater than the distribution obligations associated with the units issued in connection with the debt’s retirement; or

•	in connection with the redemption of common units if the net proceeds from the issuance of the new common units are used to redeem an equal number of common units outstanding at the time of such issuance, at a price per unit equal to the net proceeds per newly issued common unit, before expenses.
     It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other equity securities. Holders of any additional common units, subordinated units or other equity securities we issue may be entitled to share equally with the then-existing holders of such common units, subordinated units or other equity securities in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.
     In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.
     Upon issuance of additional partnership securities, the general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its and its affiliates percentage interest, including its interest represented by common units, that existed immediately prior to each issuance. The holders of common units do not have preemptive rights to acquire additional common units or other partnership securities.
Amendments to Our Partnership Agreement
     Amendments to our partnership agreement may be proposed only by, or with the consent of, our general partner, which consent may be given or withheld at its option, except as set forth in our partnership agreement. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees.
Withdrawal or Removal of Our General Partner
     Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2014 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2014, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders.
     Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up, and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner.
     Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, voting together as a single class, including units held by the general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes.
     Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:
•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.
     In the event of removal of our general partner under circumstances where cause exists or withdrawal of the general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
     If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
     In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Liquidation and Distribution of Proceeds
     Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “Cash Distribution Policy—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.
Transfer of General Partner Interests
     Except for a transfer by our general partner of all, but not less than all, of its general partner interest in us to:
•	an affiliate of the general partner (other than an individual), or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to June 30, 2014 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.
     Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer any subordinated units they acquire to us.
Transfer of Ownership Interests in Our General Partner and in Holly Logistic Services, L.L.C.
     At any time, the partners of our general partner and the members of Holly Logistic Services, L.L.C., our general partner’s general partner, may sell or transfer all or part of their respective partnership or membership interests in our general partner or Holly Logistic Services, L.L.C. to an affiliate or a third party without the approval of our unitholders.
Transfer of Incentive Distribution Rights
     Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, or sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to June 30, 2014, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units excluding common units held by the general partner and its affiliates. On or after June 30, 2014, the incentive distribution rights will be freely transferable.
Change of Management Provisions
     Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove HEP Logistics Holdings, L.P. as our general partner or otherwise change management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of Holly Logistic Services, L.L.C.

     The partnership agreement also provides that if the general partner is removed under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:
•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.
Limited Call Right
     If at any time the general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of: (1) the highest cash price paid by either of the general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those partnership securities; and (2) the current market price as of the date three days before the date the notice is mailed.
     As a result of the general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences—Disposition of Common Units.”
Indemnification
     Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, or similar events:
•	our general partner;

•	the general partner of our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or the general partner of our general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, fiduciary or trustee of any entity described above;

•	any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner, the general partner of our general partner or any departing general partner; or

•	any person designated by our general partner.
     Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.
Registration Rights
     Under our partnership agreement, we have agreed to register for resale under the Securities Act of 1933, which we refer to as the Securities Act, and applicable state securities laws any common units, subordinated units (whether currently outstanding or issued in the future) or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of HEP Logistics Holdings, L.P. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES
Conflicts of Interest
     Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Holly, on the one hand, and us and our limited partners, on the other hand. The directors and officers of the general partner of our general partner, Holly Logistic Services, L.L.C., have fiduciary duties to manage the general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders.
     Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.
     Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:
•	approved by the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.
     Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of Holly Logistic Services, L.L.C. If our general partner does not seek approval from the conflicts committee and the board of directors of Holly Logistic Services, L.L.C. determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then the resolution or course of action taken by the general partner will be permitted and deemed approved by the unitholders and will not constitute a breach of its obligations under the partnership agreement or its duties to us or the unitholders. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.
     Conflicts of interest could arise in the situations described below, among others.
Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units held by our general partner and its affiliates, if any.
     The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:
•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	issuance of additional units; and

•	the creation, reduction, or increase of reserves in any quarter.
     In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by the general partner to our unitholders, including borrowings that have the purpose or effect of enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights.
     Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating partnership, or its operating subsidiaries, other than in connection with Holly’s centralized cash management program.
We do not have any officers or employees and rely solely on officers and employees of Holly Logistic Services, L.L.C. and its affiliates.
     Affiliates of Holly Logistic Services, L.L.C. conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to Holly Logistic Services, L.L.C. Most of the officers of Holly Logistic Services, L.L.C. are not required to work full time on our affairs. These officers are required to devote time to the affairs of Holly or its affiliates and are compensated by them for the services rendered to them.
We will reimburse the general partner and its affiliates for expenses.
     We will reimburse the general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that the general partner will determine the expenses that are allocable to us in good faith.
Our general partner intends to limit its liability regarding our obligations.
     Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets and not against the general partner or its assets or any affiliate of the general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of the general partner’s fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.
Unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.
     Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.
Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.
     Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts, and arrangements between us and the general partner and its affiliates are or will be the result of arm’s-length negotiations. However, any of these transactions are to be on terms that are fair and reasonable to us.
     Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of the general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our units are subject to our general partner’s limited call right.
     Our general partner may exercise its right to call and purchase our units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price.
We may not choose to retain separate counsel for ourselves or for unitholders.
     The attorneys, independent accountants, and others who perform services for us have been retained by our general partner. Attorneys, independent accountants, and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the unitholders in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the unitholders, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.
Our general partner’s affiliates may compete with us.
     Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us and certain services the employees of our general partner are currently providing to Holly and its affiliates. Except as provided in our partnership agreement and the omnibus agreement among us, Holly and our general partner, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.
Fiduciary Duties
     Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by a general partner to limited partners and the partnership.
     Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner. These modifications are detrimental to the unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which the general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner’s general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•   “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors of our general partner’s general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then the resolution or course of action taken by the general partner will be permitted and deemed approved by the unitholders and will not constitute a breach of its obligations under the partnership agreement or its duties to us or the unitholders. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its general partner and its officers and directors will not be liable for monetary damages to us, our limited partners, or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.
     In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.
     We must indemnify our general partner and Holly Logistic Services, L.L.C. and their officers, directors, and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the general partner, Holly Logistic Services, L.L.C. or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. We also must provide this indemnification for criminal proceedings unless our general partner, Holly Logistic Services, L.L.C. or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner and Holly Logistic Services, L.L.C. could be indemnified for their negligent acts if they met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.

MATERIAL TAX CONSEQUENCES
     This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Fulbright & Jaworski L.L.P., counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code, existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Holly Energy Partners.
     The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (“IRAs”), real estate investment trusts (“REITs”) or mutual funds. Accordingly, we encourage each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.
     No ruling has been or will be requested from the Internal Revenue Service (“IRS”) regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Fulbright & Jaworski L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Fulbright & Jaworski L.L.P. and are based on the accuracy of the representations made by us.
     For the reasons described below, Fulbright & Jaworski L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:
     (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”);
     (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”);
     (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election”); and
     (4) whether assignees of common units who fail to execute and deliver transfer applications will be treated as partners of Holly Energy Partners for federal income tax purposes (please read “—Limited Partner Status” below).
Partnership Status
     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.
     Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 6% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Fulbright & Jaworski L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.
     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Fulbright & Jaworski L.L.P. on such matters. It is the opinion of Fulbright & Jaworski L.L.P. that, based upon the Internal Revenue Code, the Treasury Regulations, published revenue rulings and court decisions and representations by us, we will be classified as a partnership and our operating partnership will be disregarded as an entity separate from us for federal income tax purposes.
     In rendering its opinion, Fulbright & Jaworski L.L.P. (i) has assumed the accuracy of the opinion of Vinson & Elkins L.L.P. to the effect that we were classified as a partnership and our operating partnership was disregarded as an entity separate from us for federal income tax purposes for each taxable year ending prior to January 1, 2009, and (ii) has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Fulbright & Jaworski L.L.P. has relied include that:
     (a) Neither we, the general partner of the operating partnership nor the operating partnership has elected or will elect to be classified as an association taxable as a corporation for federal income tax purposes; and
     (b) For each taxable year ending after January 1, 2009, at least 90% of our gross income has been and will be income that Fulbright & Jaworski L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
     If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.
     If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of our common units.

     The discussion below assumes that we will be classified as a partnership for federal income tax purposes.
Limited Partner Status
     Unitholders who have become limited partners of Holly Energy Partners will be treated as partners of Holly Energy Partners for federal income tax purposes. Also:
     (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and
     (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Holly Energy Partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Fulbright & Jaworski L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.
     A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those common units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”
     Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Holly Energy Partners.
Tax Consequences of Unit Ownership
     Flow-through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.
     Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”
     A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.
     Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”
     Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his common units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.
     In general, a unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the common units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.
     In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.
     Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:
•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
     The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.
     Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.
     Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.
     Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets that exists at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by our general partner and its affiliates that exists at the time of contribution, referred to in this discussion as the “Adjusted Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market value at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to our general partner and persons that hold our units immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such future issuance or other transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.
     An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Adjusted Property, and “tax” capital account, credited with the tax basis of Adjusted Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:
•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.
     Fulbright & Jaworski L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.
     Treatment of Short Sales. A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be a partner for those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:
•	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those common units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.
     Fulbright & Jaworski L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”
     Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is generally 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.
     Tax Rates. Under current law, the highest marginal federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively.
     Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

     Where the remedial allocation method is adopted (which we have adopted as to our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized book-tax disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of common units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Common Units.”
     Although Fulbright & Jaworski L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Adjusted Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Common Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the common units. If such a challenge were sustained, the gain from the sale of common units might be increased without the benefit of additional deductions.
     A Section 754 election is advantageous if the transferee’s tax basis in his common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his common units is lower than those common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.
     The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.
Tax Treatment of Operations
     Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”
     Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by partners holding interests in us immediately prior to that offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”
     To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.
     If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”
     The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions, if any, we incur will be treated as syndication expenses.
     Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Common Units
     Recognition of Gain or Loss. Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder’s tax basis for the common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

     Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.
     Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in common units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held for more than 12 months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent new legislation extending the current rate). However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.
     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling described above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
     Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:
•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
     Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.
     Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The Treasury Department has issued proposed Treasury Regulations that would permit publicly traded partnerships to adopt certain simplifying conventions similar to the ones adopted by us. These proposed Treasury Regulations, however, are applicable to publicly traded partnerships formed after the date these proposed Treasury Regulations are adopted in final form, and thus, would not apply to us. Accordingly, Fulbright & Jaworski L.L.P. is unable to opine on the validity of our method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.
     A unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.
     Notification Requirements. A unitholder who sells any of his common units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of common units who purchases common units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.
     Constructive Termination. We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.
Uniformity of Common Units
     Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

     We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Adjusted Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”
Tax-Exempt Organizations and Other Investors
     Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult you tax advisor before investing in our common units.
     Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.
     Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of common units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.
     In addition, because a foreign corporation that owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
     A foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their common units.
Administrative Matters
     Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Fulbright & Jaworski L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.
     The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.
     The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.
     A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
     Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:
     (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

     (b) whether the beneficial owner is:
     (1) a person that is not a United States person,
     (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or
     (3) a tax-exempt entity;
     (c) the amount and description of common units held, acquired or transferred for the beneficial owner; and
     (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.
     Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
     For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:
     (1) for which there is, or was, “substantial authority,” or
     (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.
     If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.
     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.
     Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”
     Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:
•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.
     We do not expect to engage in any “reportable transactions.”
State, Local, Foreign and Other Tax Considerations
     In addition to federal income taxes, a unitholder will likely be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which a unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in New Mexico, Arizona, Washington, Texas, Oklahoma, Utah and Idaho. We may also own property or do business in other jurisdictions in the future. Although a unitholder may not be required to file a return and pay taxes in some jurisdictions because its income from that jurisdiction falls below the filing and payment requirement, unitholders will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.
     It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as United States federal tax returns, that may be required of him. Fulbright & Jaworski L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

THE SELLING UNITHOLDER
     This prospectus covers the offering for resale of up to 1,373,609 common units by the selling unitholder identified below. No offer or sale may occur unless this prospectus is effective at the time the selling unitholder offers or sells such common units.
     The selling unitholder listed below may from time to time offer and sell pursuant to this prospectus all of the common units covered by this prospectus as indicated in the table below.
     On October 19, 2009, our wholly-owned subsidiary, HEP Tulsa LLC, entered into an asset sale and purchase agreement with Sinclair Tulsa Refining Company, or Sinclair, which is the selling unitholder, pursuant to which HEP Tulsa LLC will purchase tankage, loading racks and pipeline assets at Sinclair’s refining facility in Tulsa, Oklahoma for an aggregate consideration of $75 million, consisting of 1,373,609 of our common units to be issued by us to Sinclair (which under the asset sale and purchase agreement are valued at $53.5 million based on the average price of our common units during the 20 trading day period prior to the date of the asset sale and purchase agreement) and $21.5 million in cash from HEP Tulsa LLC.
     Simultaneously, under the same purchase agreement, Holly Refining & Marketing-Tulsa, LLC, an affiliate of our general partner, will purchase Sinclair’s refining facility in Tulsa, Oklahoma for an aggregate consideration of $128.5 million, consisting of $74 million of Holly Corporation common stock to be issued by Holly Corporation to Sinclair and $54.5 million in cash from Holly Corporation. In addition, Holly Refining & Marketing-Tulsa, LLC will purchase inventory at the site and will also be obligated to reimburse Sinclair for up to $17 million of capital expenditures Sinclair incurs to comply with an environmental consent decree applicable to the Sinclair refinery.
     In December 2007, Holly Corporation entered into a definitive agreement with an affiliate of the selling unitholder to jointly build a 12-inch refined products pipeline from Salt Lake City, Utah to Las Vegas, Nevada, together with terminal facilities in the Cedar City, Utah and North Las Vegas areas, which we refer to collectively as the UNEV Pipeline. Under the agreement, Holly Corporation will own a 75% interest in the joint venture pipeline and the selling unitholder will own the remaining 25% interest. We have an option agreement with Holly Corporation, granting us an option to purchase Holly Corporation’s 75% equity interest in the UNEV Pipeline, which we refer to as the Option. For more information about the Option and the Acquisition, please see the documents we incorporate by reference herein. For more information on how to obtain these documents, please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
     The following table sets forth certain information regarding the selling unitholder’s beneficial ownership of our common units as of November 6, 2009 when there were 19,767,400 common units outstanding and is presented as if our acquisition of assets from the selling unitholder were completed. The information presented below is based solely on our review of information provided by the selling unitholder.

	Number of	Percentage of	Number of	Number of	Percentage of
	Common Units	Common Units	Common Units	Common Units	Common Units
Name of Selling	Beneficially	Beneficially	That May be	Beneficially Owned	Beneficially Owned
Unitholder(1)	Owned	Owned	Offered	Following Resale	Following Resale
Sinclair Tulsa Refining Company	1,373,609	6.5%	1,373,609	0	0%

(1)	Carol Holding, by virtue of her ability to vote the outstanding shares of common stock of The Sinclair Company, the ultimate parent of the selling unitholder, is deemed to hold voting and investment power over the common units beneficially owned by the selling unitholder. Mrs. Holding disclaims beneficial ownership of the common units except to the extent of her pecuniary interest therein.
     The selling unitholder listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act some or all of our common units since the date on which the information in the above table was provided to us. Information about the selling unitholder may change over time.
     Because the selling unitholder may offer all or some of its common units from time to time, we cannot estimate the number of common units that will be held by the selling unitholder upon the termination of any particular offering by the selling unitholder. Please refer to “Plan of Distribution.”

PLAN OF DISTRIBUTION
     As of the date of this prospectus, we have not been advised by the selling unitholder as to any plan of distribution. The selling unitholder may choose not to sell any units. The common units offered by this prospectus may be sold from time to time to purchasers:
•	directly by the selling unitholder or its successors, which includes its donees, pledgees or transferees or its successors-in-interest, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling unitholder or the purchasers of the common units. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
     The selling unitholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of common units to be made directly or through agents.
     The selling unitholder and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common units may be deemed to be “underwriters” within the meaning of the Securities Act. If the selling unitholder is a registered broker-dealer, it will be deemed to be an underwriter. If the selling unitholder is deemed to be an underwriter, any profits on the sale of the common units by the selling unitholder and any discounts, commissions or agent’s commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling unitholder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.
     The common units may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These sales may be effected in one or more transactions:
•	on any national securities exchange or quotation on which the common units may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling unitholder of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or
•	through any combination of the foregoing.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with sales of the common units, the selling unitholder may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:
•	engage in short sales of the common units in the course of hedging their positions;

•	sell the common units short and deliver the common units to close out short positions;

•	loan or pledge the common units to broker-dealers or other financial institutions that in turn may sell the common units;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common units, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
     To our knowledge, there are currently no plans, arrangements or understandings between the selling unitholder and any underwriter, broker-dealer or agent regarding the sale of the common units by the selling unitholder.
     Our common units are listed on the New York Stock Exchange under the symbol “HEP.”
     There can be no assurance that the selling unitholder will sell any or all of the common units under this prospectus. Further, we cannot assure you that the selling unitholder will not transfer, devise or gift the common units by other means not described in this prospectus. In addition, any common units covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common units covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common units may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common units may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
     The selling unitholder and any other person participating in the sale of the common units will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common units by the selling unitholder and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common units to engage in market-making activities with respect to the particular common units being distributed. This may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the common units.
     We entered into a Registration Rights Agreement with the selling unitholder pursuant to which:
•	we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the common units covered by this prospectus, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of the common units; and

•	the selling unitholder agreed that it would not transfer more than 8,900 common units in any trading day, which we refer to as the base amount, provided, however, that:

•	it may exceed the base amount in any trading day to make up for common units that it failed to sell up to the base amount in the 10 preceding trading days or that it failed to sell as a result of a black-out period imposed by us under the terms of the registration rights and transfer restriction agreement (though it may not sell more than twice the base amount in any trading day to make up for these shortfalls); and

•	with respect to each black-out period imposed by us under the terms of the registration rights and transfer restriction agreement, the selling unitholder may execute a single block-trade of a number of common units equal to the lesser of the aggregate base amount for all trading days during such blackout period or 25,000 common units.

LEGAL MATTERS
     Certain legal matters in connection with the common units will be passed upon by Fulbright & Jaworski L.L.P., Dallas, Texas, as our counsel. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.
EXPERTS
     The consolidated financial statements of Holly Energy Partners, L.P. appearing in Holly Energy Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Holly Energy Partners, L.P.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     Set forth below are the estimated expenses (other than underwriting discounts and commissions) expected to be incurred by us in connection with the issuance and distribution of the securities registered hereby. We have agreed to bear the selling unitholder’s expenses.

Securities and Exchange Commission registration fee	$2,806
Transfer agent’s fees and expenses	$5,000
Legal fees and expenses	$50,000
Printing expenses	$10,000
Accounting fees and expenses	$15,000
Miscellaneous fees and expenses	$17,194

TOTAL	$100,000
Item 15. Indemnification of Directors and Officers
     The section of the prospectus entitled “The Partnership Agreement—Indemnification” is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.
Item 16. Exhibits and Financial Statement Schedules
     (a) Exhibits. The following documents are filed as exhibits to this registration statement:

Exhibit
Number	Exhibit Title
4.1	First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of Registrant’s Quarterly Report on Form 10-Q for its quarterly period ended June 30, 2004, File No. 1-32225).

4.2	Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated February 28, 2005 (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K dated February 28, 2005, File No. 1-32225).

4.3	Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., as amended, dated July 6, 2005 (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K dated July 6, 2005, File No. 1-32225).

4.4	Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated April 11, 2008 (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed April 15, 2008, File No. 1-32225).

4.5	Form of certificate representing common units of Holly Energy Partners, L.P. (incorporated by reference to Exhibit A to Exhibit 3.1 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

5.1+	Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities being registered.

8.1+	Opinion of Fulbright & Jaworski L.L.P. regarding tax matters.

Exhibit
Number	Exhibit Title
23.1+	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2+	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1 hereto).

24.1+	Power of Attorney (included on the signature page to this Registration Statement).

+	Filed herewith.
     (b) Financial Statement Schedules
     No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.
     (c) Reports, Opinions, and Appraisals
The following reports, opinions, and appraisals are included herein: None.
Item 17. Undertakings
     The undersigned registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          a. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
          b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purpose of determining liability under the Securities Act to any purchaser:
          a. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          b. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     5. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, in the State of Texas, on December 1, 2009.

HOLLY ENERGY PARTNERS, L.P.
By:	HEP Logistics Holdings, L.P., its general partner

By:	Holly Logistic Services, L.L.C., its general partner

By:	/s/ Matthew P. Clifton
	Name:	Matthew P. Clifton
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew P. Clifton, Bruce R. Shaw and Scott C. Surplus, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew P. Clifton	Chairman of the Board and Chief Executive	December 1, 2009

Matthew P. Clifton	Officer of Holly Logistic Services, L.L.C. (Principal Executive Officer)

/s/ Bruce R. Shaw	Senior Vice President and Chief Financial	December 1, 2009

Bruce R. Shaw	Officer of Holly Logistic Services, L.L.C. (Principal Financial Officer)

/s/ Scott C. Surplus	Vice President and Controller of Holly	December 1, 2009

Scott C. Surplus	Logistic Services, L.L.C. (Principal Accounting Officer)

Signature	Title	Date

/s/ P. Dean Ridenour	Director of	December 1, 2009

P. Dean Ridenour	Holly Logistic Services, L.L.C.

/s/ Charles M. Darling, IV	Director of	December 1, 2009

Charles M. Darling, IV	Holly Logistic Services, L.L.C.

/s/ William P. Stengel	Director of	December 1, 2009

William P. Stengel	Holly Logistic Services, L.L.C.

/s/ William J. Gray	Director of	December 1, 2009

William J. Gray	Holly Logistic Services, L.L.C.

/s/ Jerry W. Pinkerton	Director of	December 1, 2009

Jerry W. Pinkerton	Holly Logistic Services, L.L.C.

Exhibit
Number	Exhibit Title
4.1	First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of Registrant’s Quarterly Report on Form 10-Q for its quarterly period ended June 30, 2004, File No. 1-32225).

4.2	Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated February 28, 2005 (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K dated February 28, 2005, File No. 1-32225).

4.3	Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., as amended, dated July 6, 2005 (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K dated July 6, 2005, File No. 1-32225).

4.4	Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated April 11, 2008 (incorporated by reference to Exhibit 4.1 of Registrant’s Current Report on Form 8-K filed April 15, 2008, File No. 1-32225).

4.5	Form of certificate representing common units of Holly Energy Partners, L.P. (incorporated by reference to Exhibit A to Exhibit 3.1 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).

5.1+	Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities being registered.

8.1+	Opinion of Fulbright & Jaworski L.L.P. regarding tax matters.

23.1+	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2+	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1 hereto).

24.1+	Power of Attorney (included on the signature page to this Registration Statement).

+	Filed herewith.